Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference therein in the Registration Statement (Form S-3) and related Prospectus of Physicians Realty Trust of our reports dated August 4, 2014 with respect to the statements of revenues and certain direct operating expenses of the Pinnacle Properties and the Oshkosh Property for the year ended December 31, 2013 appearing in Physicians Realty Trust Current Report on Form 8-K dated August 4, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 27, 2014